Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 82 to Registration Statement No. 033-15983 on Form N–1A of our report dated January 13, 2017 relating to the financial statements and financial highlights of Fidelity Series 100 Index Fund and our report dated January 19, 2017 relating to the financial statements and financial highlights of Fidelity Nasdaq Composite Index Fund, each a fund of Fidelity Concord Street Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Concord Street Trust for the year ended November 30, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

January 23, 2017